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                                                       Exhibit 5.1


                              June 10, 1998


Lamonts Apparel, Inc.
12413 Willows Road, N.E.
Kirkland, Washington 91203

          Re:  Lamonts Apparel, Inc.
               Registration Statement on Form S-1
               (REGISTRATION NO. 333-44311)
               ----------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Lamonts Apparel, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 33-44311) filed with the Securities and Exchange Commission (the "Commission") on January 18, 1998, Amendment No. 1 thereto filed with the Commission on March 2, 1998, Amendment No. 2 thereto filed with the Commission on May 15, 1998 and Amendment No. 3 thereto filed with the Commission on June 9, 1998 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"). The Registration Statement covers: (a) the offering by certain security holders (the "Holders") of the Company of (i) warrants (the "Class A warrants") to purchase an aggregate of 1,831,403 shares of Class A Common, par value $.01 per share ("Common Stock"), of the Company, (ii) warrants (the "Class B Warrants") to purchase an aggregate of 587,868 shares of Common Stock, (iii) warrants (the "Class C Warrants" and together with the Class A Warrants and the Class B Warrants, the "Warrants") to purchase an aggregate of 3,429,585 shares of Common Stock, and (iv) 8,857,974 shares (the "Shares") of Common Stock (including 5,848,856 shares issuable upon exercise of the Warrants (the "Warrant Shares")); and (b) the offering by the Company of 5,848,856 shares of Common Stock issuable upon exercise of the Warrants.

          The Warrants and the Shares have been issued by the Company pursuant to the Company's Modified and Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization") in full or partial exchange for various pre-petition and administrative claims of the Holders. The


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Lamonts Apparel, Inc.
June 10, 1998
Page 2

issuance of the Warrants and the Shares was not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemptions provided by section 1145 of Chapter 11, title 11 of the United States Code and, with respect to the Class C Warrants, section 4(2) of the Securities Act.

          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) a certified copy of the Second Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State on January 30, 1998; (iv) the Amended and Restated By-Laws of the Company, as currently in effect; (v) the Plan of Reorganization; (vi) the Order Confirming Debtor's Modified and Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Confirmation Order"); (vii) the Warrant Agreement, dated as of January 31, 1998, between the Company and Norwest Bank, N.A., as warrant agent (the "Class A/B Warrant Agreement");
(viii) the Warrant Agreement, dated as of January 31, 1998, between the Company and Specialty Investment I LLC (the "Class C Warrant Agreement" and together with the Class A/B Agreement, the "Warrant Agreements"); and (ix) certain resolutions of the Board of Directors of the Company relating to the Plan of Reorganization, the issuance of the Warrants and the Shares thereunder and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action,


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Lamonts Apparel, Inc.
June 10, 1998
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corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, we have assumed that the Confirmation Order is valid and binding and not subject to direct or collateral attack. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          We do not express any opinion as to the laws of any jurisdiction other than those of the State of Delaware and the bankruptcy laws of the United States of America.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. When certificates representing the Warrant Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Holders of Warrants at a price per share equal to the exercise price of the Warrants as contemplated by the applicable Warrant Agreement, the issuance and sale of the Warrant Shares upon exercise of the Warrants will have been duly authorized by the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

          2. The issuance and sale of the Shares (other than the Warrant Shares) have been duly authorized by the Company, and such Shares were validly issued and are fully paid and nonassessable.

          3. The issuance and sale of the Warrants have been duly authorized by the Company, and such Warrants are valid and binding obligations of the Company entitled to the benefits of the applicable Warrant Agreement and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).


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Lamonts Apparel, Inc.
June 10, 1998
Page 4

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                         Very truly yours,

                         Skadden, Arps, Slate, Meagher & Flom LLP